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                                                                    Exhibit 99.1

                                 AMENDMENT NO. 5
                                       TO
               AMENDED AND RESTATED MATTEL 1996 STOCK OPTION PLAN

     The Amended and Restated Mattel 1996 Stock Option Plan (the "Plan") is hereby amended, effective as of May 23, 2001, as set forth below.

     1. Section 14 of the Plan is hereby amended by replacing the last sentence of subsection (a) thereof with the following:

          The Option will be immediately exercisable and shall expire on the earlier of (i) the tenth anniversary of the date of its Grant or (ii) the date that is ninety (90) days from the date on which the Outside Director to whom the Option was granted ceases to be a director of the Company; provided, however, that if the Outside Director's ceasing to be a director of the Company is as a result of such Outside Director's death or such Outside Director becoming Disabled, then the date shall be extended to one (1) year from the date the Outside Director ceases to be a director of the Company.

     2. Section 14 of the Plan is hereby amended by replacing the last sentence of subsection (b) thereof with the following:

          This Option shall vest at the rate of twenty-five percent (25%) per year of service, and shall expire on the earlier of (i) the tenth anniversary of the date of its Grant or (ii) the date that is ninety
          (90) days from the date on which the Outside Director to whom the Option was granted ceases to be a director of the Company; provided, however, that if the Outside Director's ceasing to be a director of the Company is as a result of such Outside Director's death or such Outside Director becoming Disabled, then the date shall be extended to one (1) year from the date the Outside Director ceases to be a director of the Company.

     3. The foregoing amendment to the Plan shall apply (i) with respect to all awards granted to Outside Directors under the Plan on or after the date hereof, and (ii) with respect to the unexercised portion of awards previously granted to Outside Directors under the Plan, effective as of the date hereof.

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     IN WITNESS WHEREOF, the Company has caused this Amendment No. 5 to the Plan to be executed, effective as set forth above.

                               MATTEL, INC.


                               By: /s/ Alan Kaye
                                   ---------------------------------------------
                               Name: Alan Kaye
                               Title: Senior Vice President, Human Resources

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